EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Reports Second Quarter 2026 Results and Raises Full Year 2026 Financial Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy, Inc. (“Cheniere”) (NYSE: LNG) today announced its financial results for the second quarter 2026.
SECOND QUARTER 2026 SUMMARY FINANCIAL RESULTS

(in billions)	Three Months Ended June 30, 2026	Six Months Ended June 30, 2026
Revenues	$5.73	$11.60
Net Income (Loss)[1,2]	$3.07	($0.43)
Consolidated Adjusted EBITDA[3]	$1.80	$4.14
Distributable Cash Flow[3]	$1.17	$2.84
2026 FULL YEAR FINANCIAL GUIDANCE

(in billions)	2026 Previous			2026 Revised
Consolidated Adjusted EBITDA[3]	$7.25	-	$7.75	$7.90	-	$8.40
Distributable Cash Flow[3]	$4.75	-	$5.25	$5.30	-	$5.80
RECENT HIGHLIGHTS
Financial
•During the three and six months ended June 30, 2026, Cheniere generated revenues of approximately $5.7 billion and $11.6 billion, Consolidated Adjusted EBITDA3 of approximately $1.8 billion and $4.1 billion, Distributable Cash Flow3 of approximately $1.2 billion and $2.8 billion, and net income (loss)1,2 of approximately $3.1 billion and ($434) million, respectively. For the twelve months ended June 30, 2026, Cheniere generated net income of approximately $2.9 billion.
•Raising full year 2026 Consolidated Adjusted EBITDA3 guidance from $7.25 billion - $7.75 billion to $7.90 billion - $8.40 billion and full year 2026 Distributable Cash Flow3 guidance from $4.75 billion - $5.25 billion to $5.30 billion - $5.80 billion.
Capital Allocation
•During the three and six months ended June 30, 2026, Cheniere deployed approximately $884 million and $2.1 billion, respectively, under its comprehensive capital allocation plan by:
◦Repurchasing an aggregate of approximately 2.2 million and 4.9 million shares of common stock for approximately $550 million and $1.1 billion, respectively,
◦Paying quarterly dividends of $0.555 and $1.110 per share of common stock, totaling approximately $116 million and $233 million, respectively,
___________________________
1 Net income (loss) as used herein refers to Net income (loss) attributable to Cheniere Energy, Inc. on our Consolidated Statements of Operations.
2 See “Reconciliation of Non-GAAP Measures” for Adjusted Net Income, a non-GAAP financial measure, which excludes non-cash changes in fair value of our derivative instruments and related adjustments to income tax (benefit) and non-controlling interest.
3 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

◦Investing approximately $1.1 billion and $2.1 billion of growth capital with approximately $219 million and $520 million funded with equity, respectively, and
◦Repaying approximately $253 million of consolidated long-term indebtedness in the six months ended June 30, 2026
•In July 2026, Cheniere declared a dividend with respect to the second quarter 2026 of $0.555 per share of common stock, which is payable on August 18, 2026.
Growth / Operations
•During the three and six months ended June 30, 2026, a total of 184 and 371 cargoes of liquefied natural gas (“LNG”) were exported from our facilities, respectively.
•Tightening the full year 2026 production forecast range upward to 53-54 million tonnes from 52-54 million tonnes.
•In June 2026, substantial completion of the sixth train (“Midscale Train 6”) of the CCL Stage 3 Project (defined below) was achieved. This follows the previously announced substantial completions of Midscale Trains 1-4 of the CCL Stage 3 Project in 2025 and Midscale Train 5 of the CCL Stage 3 Project in March 2026. First LNG production from the seventh train (“Midscale Train 7”) of the CCL Stage 3 Project is expected imminently.
•In June 2026, we received authorization from the Federal Energy Regulatory Commission (“FERC”) to increase the LNG production capacity of the previously-authorized CCL Stage 3 Project and CCL Midscale Trains 8 & 9 Project (defined below) by approximately 5 million tonnes per annum (“mtpa”) in aggregate.
•In May 2026, Sabine Pass Liquefaction Stage V, LLC, a subsidiary of Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE: CQP) entered into a lump sum, turnkey, engineering, procurement and construction (“EPC”) contract with Bechtel Energy, Inc. (“Bechtel”) for the first phase of the SPL Expansion Project (defined below) and has released Bechtel to commence early engineering and procurement under a limited notice to proceed (“LNTP”).

CEO COMMENT
“The second quarter of 2026 marked another outstanding quarter for Cheniere, highlighted by the substantial completion of Midscale Train 6 at the CCL Stage 3 Project, and our further progress towards an FID of Phase 1 of the SPL Expansion Project,” said Jack Fusco, Cheniere’s Chairman, President and Chief Executive Officer. “Our strong financial and operational results year-to-date, coupled with our constructive outlook and enhanced visibility for the remainder of the year, have enabled us to once again raise our full year 2026 Consolidated Adjusted EBITDA and Distributable Cash Flow guidance ranges. We look forward to delivering full year financial results within these further improved ranges.”

SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% Change	2026	2025	% Change
Revenues	$5,732	$4,641	24%	$11,600	$10,085	15%
Net income (loss)[1,2]	$3,068	$1,626	89%	$(434)	$1,979	N/M
Consolidated Adjusted EBITDA[3]	$1,804	$1,416	27%	$4,137	$3,288	26%
LNG exported:
Number of cargoes	184	154	19%	371	322	15%
Volumes (TBtu)	672	550	22%	1,360	1,159	17%
LNG volumes loaded (TBtu)	672	550	22%	1,360	1,158	17%
Net income (loss)1,2 was approximately $3.1 billion and $(434) million for the three and six months ended June 30, 2026, respectively, as compared to net income1,2 of approximately $1.6 billion and $2.0 billion for the corresponding 2025 periods. The changes for the three and six months ended June 30, 2026 are attributable to approximately $1.4 billion of favorable variances and $3.4 billion of unfavorable variances, respectively, related to changes in the fair value of our derivative instruments, predominantly related to our long-term Integrated Production Marketing (“IPM”) agreements (before tax and non-controlling interests), as well as higher total margins on LNG delivered, primarily driven by higher volumes recognized in income. The favorable change for the three months ended June 30, 2026 was partially offset by higher net income attributable to non-controlling interests relative to the 2025 period. The unfavorable change for the six months ended June 30, 2026 was partially offset by the recognition of a nonrecurring excise tax credit during the 2026 period and lower provisions for income tax relative to the 2025 period.
Share-based compensation expenses included in net income (loss) totaled $37 million and $115 million for the three and six months ended June 30, 2026, respectively, compared to $49 million and $105 million for the corresponding 2025 periods.
Consolidated Adjusted EBITDA3 increased approximately $388 million and $849 million for the three and six months ended June 30, 2026, respectively, as compared to the corresponding 2025 periods, due to higher total margins on LNG delivered, primarily driven by higher volumes recognized in income, as well as higher margins per MMBtu of LNG delivered during the period.
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners as of June 30, 2026 consisted of 100% ownership of the general partner interest and a 48.6% limited partner interest.

BALANCE SHEET MANAGEMENT
Capital Resources
The table below provides a summary of our available liquidity (in millions) as of June 30, 2026:

June 30, 2026
Cash and cash equivalents(1)	$1,099
Restricted cash and cash equivalents(2)	420
Available commitments under our credit facilities:
Sabine Pass Liquefaction, LLC (“SPL”) Revolving Credit Facility	871
Cheniere Partners Revolving Credit Facility	1,000
Cheniere Corpus Christi Holdings, LLC (“CCH”) Credit Facility	1,510
CCH Revolving Credit Facility	825
Cheniere Revolving Credit Facility	1,750
Total available commitments under our credit facilities	5,956

Total available liquidity	$7,475
(1) $443 million of cash and cash equivalents was held by Cheniere Partners.
(2) $23 million of restricted cash and cash equivalents was held by Cheniere Partners.
Recent Key Financial Transactions and Updates
In June 2026, the Cheniere Revolving Credit Facility was amended to extend its maturity by one year and increase the aggregate commitments by $500 million to $1.75 billion, and the CCH Working Capital Facility, now the CCH Revolving Credit Facility, was amended and restated to, among other things, extend the maturity date by approximately four years, reduce the rates applicable to our interest and fees, and decrease aggregate commitments by $500 million to $1.0 billion.

In June 2026, the CCH Credit Facility was amended and restated to extend the availability period for disbursements to the later of the completion of the CCL Stage 3 Project and December 31, 2027. In May 2026, $600 million of unused commitments under the CCH Credit Facility were cancelled.

In June 2026, Cheniere Partners issued $1.0 billion aggregate principal amount of 5.350% Senior Notes due 2036 and $750 million aggregate principal amount of 6.050% Senior Notes due 2056, and a portion of the net proceeds were used to fully redeem $1.5 billion aggregate principal amount of SPL’s 5.00% Senior Secured Notes due 2027, as well as for general corporate purposes, including funding a portion of the LNTP related to the first phase of the SPL Expansion Project.

LIQUEFACTION PROJECTS OVERVIEW
In aggregate across the Sabine Pass LNG terminal and the Corpus Christi LNG terminal, we have approximately 55 mtpa of liquefaction capacity in operation, over 6 mtpa under construction, and over 40 mtpa in the regulatory permitting process.
SPL Project
Through Cheniere Partners, we operate liquefaction and export facilities with a total production capacity of over 30 mtpa of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).
SPL Expansion Project
Through Cheniere Partners, we are developing an expansion adjacent to the SPL Project with an expected total peak production capacity of up to approximately 20 mtpa of LNG (the “SPL Expansion Project”), inclusive of estimated debottlenecking opportunities. We expect to execute the SPL Expansion Project in a phased approach, and a positive Final Investment Decision (“FID”) is subject to, among other things, receipt of necessary regulatory approvals and acceptable commercial and financing arrangements. The FERC application for authorization to site, construct and operate the SPL Expansion Project, as well as the Department of Energy (“DOE”) application authorizing the export of LNG to non-free trade agreement (“FTA”) countries, remain pending. In May 2026, the lump sum, turnkey EPC contract with Bechtel for the first phase of the SPL Expansion Project was signed, and Bechtel was released to commence early engineering and procurement under a LNTP. The first phase includes a single train, Train 7, and a boil-off gas re-liquefaction unit, along with supporting infrastructure and tie-ins to the existing Sabine Pass LNG terminal, and has an expected total production capacity of over 6 mtpa of LNG, inclusive of estimated debottlenecking opportunities.
CCL Project
We operate liquefaction and export facilities with a total production capacity of over 24 mtpa of LNG at the Corpus Christi LNG terminal near Corpus Christi, Texas (the “CCL Project”), inclusive of Midscale Trains 1-6 of the CCL Stage 3 Project.
CCL Stage 3 Project
We are constructing an expansion of the CCL Project consisting of seven Midscale Trains with an expected total production capacity of over 10 mtpa of LNG (the “CCL Stage 3 Project”), including approximately 9 mtpa in operation and over 1 mtpa under construction. Substantial completion was achieved for Midscale Trains 1-4 of the CCL Stage 3 Project in 2025, and Midscale Trains 5 and 6 in March and June 2026, respectively. First LNG is expected imminently from Midscale Train 7, which is expected to reach substantial completion in the fall of 2026.
CCL Midscale Trains 8 & 9 Project
We are constructing an expansion adjacent to the CCL Stage 3 Project consisting of two additional Midscale Trains with an expected total production capacity of approximately 5 mtpa of LNG (the “CCL Midscale Trains 8 & 9 Project”), inclusive of estimated debottlenecking opportunities.

CCL Stage 3 Project and CCL Midscale Trains 8 & 9 Project Progress as of June 30, 2026:

	CCL Stage 3 Project	CCL Midscale Trains 8 & 9 Project
Project Status	Trains 1-6 Operational Train 7 Under Construction / Commissioning	Under Construction
Project Completion Percentage	98.4%(1)	48.3%(2)
Expected Substantial Completion	2H 2026	2H 2028
(1) Engineering 99.8% complete, procurement 100.0% complete, subcontract work 98.0% complete and construction 96.0% complete.
(2) Engineering 91.5% complete, procurement 69.9% complete, subcontract work 53.4% complete and construction 6.7% complete.

CCL Expansion Project
We are developing an expansion adjacent to the CCL Project with an expected total peak production capacity of up to approximately 24 mtpa of LNG, inclusive of estimated debottlenecking opportunities (the “CCL Expansion Project”). We expect to execute the CCL Expansion Project in a phased approach, and a positive FID is subject to, among other things, receipt of necessary regulatory approvals and acceptable commercial and financing arrangements. The FERC application for authorization to site, construct and operate the CCL Expansion Project, as well as the DOE application authorizing the export of LNG to non-FTA countries, remain pending.
INVESTOR CONFERENCE CALL AND WEBCAST
We will host a conference call to discuss our financial and operating results for the second quarter 2026 on Thursday, August 6, 2026, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.
About Cheniere
Cheniere Energy, Inc. is the leading producer and exporter of LNG in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with a total combined production capacity of approximately 55 mtpa of LNG in operation and an additional over 6 mtpa of expected production capacity under construction or in commissioning, inclusive of estimated debottlenecking opportunities. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, Dubai and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Consolidated Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of our results as reported under GAAP and should be evaluated only on a supplementary basis.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorization and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third-parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan, and (viii) statements relating to our goals, commitments and strategies in relation to environmental matters. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Tables and Supplementary Information Follow)

LNG VOLUME SUMMARY
As of July 31, 2026, over 4,940 cumulative LNG cargoes totaling over 340 million tonnes of LNG have been produced, loaded and exported from our liquefaction projects.
During the three and six months ended June 30, 2026, we exported 672 and 1,360 TBtu, respectively, of LNG from our liquefaction projects, 3 and 9 TBtu of which was related to commissioning activities, respectively. 72 TBtu of LNG exported from our liquefaction projects and sold on a delivered basis was in transit as of June 30, 2026, 1 TBtu of which was related to commissioning activities.
The following table summarizes the volumes of LNG that were loaded from our liquefaction projects and for which the financial impact was recognized on our Consolidated Financial Statements during the three and six months ended June 30, 2026:

	Three Months Ended June 30, 2026			Six Months Ended June 30, 2026
(in TBtu)	Operational	Commissioning	Total	Operational	Commissioning	Total
Volumes loaded during the current period	669	3	672	1,351	9	1,360
Volumes loaded during the prior period but recognized during the current period	59	1	60	23	1	24
Less: volumes loaded during the current period and in transit at the end of the period	(71)	(1)	(72)	(71)	(1)	(72)
Total volumes recognized in the current period	657	3	660	1,303	9	1,312
In addition, during the six months ended June 30, 2026, we recognized 36 TBtu of LNG on our Consolidated Financial Statements related to LNG cargoes sourced from third-parties.

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in millions, except per share data)(1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenues
LNG revenues	$5,640	$4,515	$11,362	$9,820
Regasification revenues	34	34	68	68
Other revenues	58	92	170	197
Total revenues	5,732	4,641	11,600	10,085

Operating costs and expenses
Cost of sales (excluding operating and maintenance expense and depreciation, amortization and accretion expense shown separately below) (2)	439	1,117	8,757	4,688
Operating and maintenance expense	533	559	1,058	1,032
Selling, general and administrative expense	88	99	224	215
Depreciation, amortization and accretion expense	380	329	753	641
Other operating costs and expenses	2	7	6	18
Total operating costs and expenses	1,442	2,111	10,798	6,594

Income from operations	4,290	2,530	802	3,491

Other income (expense)
Interest expense, net of capitalized interest	(287)	(237)	(542)	(466)
Interest and dividend income	19	31	35	68
Other income (expense), net	(14)	(1)	(40)	19
Total other expense	(282)	(207)	(547)	(379)

Income before income taxes and non-controlling interests	4,008	2,323	255	3,112
Less: income tax provision	366	426	25	547
Net income	3,642	1,897	230	2,565
Less: net income attributable to non-controlling interests	574	271	664	586
Net income (loss) attributable to Cheniere	$3,068	$1,626	$(434)	$1,979

Net income (loss) per share attributable to common stockholders—basic (1)	$14.68	$7.32	$(2.08)	$8.87
Net income (loss) per share attributable to common stockholders—diluted (1)	$14.65	$7.30	$(2.08)	$8.85

Weighted average number of common shares outstanding—basic	209.0	221.8	209.7	222.6
Weighted average number of common shares outstanding—diluted	209.5	222.3	209.7	223.2

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Securities and Exchange Commission.
(2)Cost of sales includes approximately $2.4 billion of gains and $2.2 billion of losses from changes in the fair value of commodity derivatives prior to contractual delivery or termination, primarily related to non-cash changes in the fair value of our long-term IPM agreements during the three and six months ended June 30, 2026 prior to the normal purchases and normal sales (“NPNS”) designation, respectively, as compared to $1.4 billion and $0.7 billion of gains in the corresponding 2025 periods, respectively.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in millions, except share data)(1)(2)
(unaudited)

	June 30,	December 31,
	2026	2025

ASSETS
Current assets
Cash and cash equivalents	$1,099	$1,099
Restricted cash and cash equivalents	420	485
Trade and other receivables, net of current expected credit losses	1,335	1,380
Inventory	723	524
Current derivative assets	156	9
Margin deposits	126	76
Prepaid expenses	117	72
Other current assets, net	136	47
Total current assets	4,112	3,692
Property, plant and equipment, net of accumulated depreciation	37,154	35,755
Operating lease assets	2,516	2,700
Deferred NPNS assets	2,195	—
Derivative assets	735	4,663
Other non-current assets, net	1,260	1,072
Total assets	$47,972	$47,882

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$293	$123
Accrued liabilities	1,676	2,081
Current debt, net of unamortized discount and debt issuance costs	1,411	306
Deferred revenue	116	150
Current operating lease liabilities	562	539
Current portion of deferred NPNS liabilities	166	—
Current derivative liabilities	377	618
Other current liabilities	122	99
Total current liabilities	4,723	3,916
Long-term debt, net of unamortized discount and debt issuance costs	22,632	22,507
Operating lease liabilities	1,951	2,163
Deferred NPNS liabilities	1,740	—
Derivative liabilities	301	1,208
Deferred tax liabilities	3,629	3,698
Other non-current liabilities	1,506	1,312
Total liabilities	36,482	34,804

Redeemable non-controlling interest	—	136

Stockholders’ equity
Preferred stock: $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock: $0.003 par value, 480.0 million shares authorized; 279.6 million shares and 279.2 million shares issued at June 30, 2026 and December 31, 2025, respectively	1	1
Treasury stock: 71.7 million shares and 66.8 million shares at June 30, 2026 and December 31, 2025, respectively, at cost	(9,949)	(8,852)
Additional paid-in-capital	4,566	4,523
Retained earnings	11,573	12,243
Total Cheniere stockholders’ equity	6,191	7,915
Non-controlling interests	5,299	5,027
Total stockholders’ equity	11,490	12,942
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$47,972	$47,882

(1)Please refer to the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Securities and Exchange Commission.
(2)Amounts presented include balances held by our consolidated Variable Interest Entities (“VIEs”), all of which were related to Cheniere Partners as of June 30, 2026, and substantially all of which were related to Cheniere Partners as of December 31, 2025. As of June 30, 2026, total assets and liabilities of our VIEs, which are included in our Consolidated Balance Sheets, were $17.2 billion and $16.9 billion, respectively, including $443 million of cash and cash equivalents and $23 million of restricted cash and cash equivalents.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Consolidated Adjusted EBITDA
The following table reconciles our Consolidated Adjusted EBITDA to U.S. GAAP results for the three and six months ended June 30, 2026 and 2025 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss) attributable to Cheniere	$3,068	$1,626	$(434)	$1,979
Net income attributable to non-controlling interests	574	271	664	586
Income tax provision	366	426	25	547
Interest expense, net of capitalized interest	287	237	542	466
Interest and dividend income	(19)	(31)	(35)	(68)
Other expense (income), net	14	1	40	(19)
Income from operations	$4,290	$2,530	$802	$3,491
Adjustments to reconcile income from operations to Consolidated Adjusted EBITDA:
Depreciation, amortization and accretion expense	380	329	753	641
Loss (gain) from changes in fair value of commodity and foreign exchange (“FX”) derivatives, net (1)	(2,900)	(1,479)	2,509	(917)
Amortization of deferred NPNS assets and liabilities	(5)	—	(5)	—
Total non-cash compensation expense	39	35	78	72
Other operating costs and expenses	—	1	—	1
Consolidated Adjusted EBITDA	$1,804	$1,416	$4,137	$3,288

(1) Changes in the fair value of commodity and FX derivatives prior to contractual delivery or termination, primarily related to non-cash changes in the fair value of our long-term IPM agreements.
Consolidated Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Consolidated Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Consolidated Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Consolidated Adjusted EBITDA is calculated by taking net income (loss) attributable to Cheniere before net income attributable to non-controlling interests, interest expense, net of capitalized interest, taxes, depreciation, amortization and accretion expense, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense, gain or loss on disposal of assets, changes in the fair value of our commodity and FX derivatives prior to contractual delivery or termination, amortization of deferred NPNS assets and liabilities, and non-cash compensation expense. Changes in the fair value of commodity and FX derivatives and amortization of deferred NPNS assets and liabilities are considered in determining Consolidated Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Adjusted Net Income
The following table reconciles our Adjusted Net Income to U.S. GAAP results for the three and six months ended June 30, 2026 and 2025 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss) attributable to Cheniere	$3,068	$1,626	$(434)	$1,979
Loss (gain) from changes in fair value of commodity and FX derivatives, net (1)	(2,900)	(1,479)	2,509	(917)
Amortization of deferred NPNS assets and liabilities	(5)	—	(5)	—
Adjustments to net income (loss) attributable to Cheniere related to the above reconciling item:
Income taxes(2)	207	272	(378)	171
Non-controlling interests	262	79	(54)	59
Adjusted Net Income	$632	$498	$1,638	$1,292

(1) Changes in the fair value of commodity and FX derivatives prior to contractual delivery or termination, primarily related to non-cash changes in the fair value of our long-term IPM agreements.
(2) Income taxes for the three and six months ended June 30, 2026 and 2025 have been calculated on a with-and-without basis to reflect the incremental impact of changes in the fair value of commodity and FX derivatives prior to contracted delivery or termination. The related adjustments to reported net income attributable to Cheniere are presented in the table above.
Adjusted Net Income is calculated by taking net income (loss) attributable to Cheniere and excluding the effects of non-cash changes in the fair value of agreements accounted for as derivative instruments and amortization of deferred NPNS assets and liabilities, net of the associated non-controlling interests and income tax effects.
Given that the timing of recognizing gains and losses on derivative contracts differs from the recognition of the related item economically hedged, we believe the exclusion of the effect of changes in the fair value of our commodity and FX derivatives and amortization of deferred NPNS assets and liabilities enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance. Adjusted Net Income is not intended to represent net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

Consolidated Adjusted EBITDA and Distributable Cash Flow
The following table reconciles our actual Consolidated Adjusted EBITDA and Distributable Cash Flow to Net income (loss) attributable to Cheniere for the three and six months ended June 30, 2026 and forecast amounts for full year 2026 (in billions):

	Three Months Ended June 30,	Six Months Ended June 30,	Full Year
	2026	2026	2026
Net income (loss) attributable to Cheniere	$3.07	$(0.43)	$1.6	-	$2.0
Net income attributable to non-controlling interests	0.57	0.66	1.3	-	1.3
Income tax provision	0.37	0.03	0.2	-	0.3
Interest expense, net of capitalized interest	0.29	0.54	1.1	-	1.1
Depreciation, amortization and accretion expense	0.38	0.75	1.5	-	1.5
Other income, financing costs, and certain non-cash operating expenses	(2.87)	2.59	2.1	-	2.1
Consolidated Adjusted EBITDA	$1.80	$4.14	$7.90	-	$8.40
Interest expense, net of interest income, capitalized interest and amortization	(0.25)	(0.48)	(1.0)	-	(1.0)
Maintenance capital expenditures	(0.03)	(0.06)	(0.2)	-	(0.2)
Income tax (excludes deferred taxes)(1)	(0.06)	(0.10)	(0.1)	-	(0.2)
Other income	(0.03)	(0.06)	(0.1)	-	(0.1)
Consolidated Distributable Cash Flow	$1.43	$3.44	$6.40	-	$6.80
Distributable Cash Flow attributable to non-controlling interests	(0.28)	(0.60)	(1.1)	-	(1.0)
Cheniere Distributable Cash Flow	$1.17	$2.84	$5.30	-	$5.80

Note: Totals may not sum due to rounding.
(1) Our cash tax payments are subject to commodity and market volatility, regulatory changes and other factors which could significantly impact both the timing and amount of our future cash tax payments. Our 2026 full year Distributable Cash Flow guidance reflects current tax law and does not consider any prospective changes to local, domestic or international tax laws and regulations, or their interpretation and application. Our actual results could differ materially from our guidance due to such risks, uncertainties and other factors, including those set forth in Risk Factors in Item 1A of Part 1 or as disclosed under Operating Cash Flows in Sources and Uses of Cash within Liquidity and Capital Resources of the Cheniere Energy, Inc. Quarterly Report on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026 and Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

Distributable Cash Flow is defined as cash generated from the operations of Cheniere and its subsidiaries and adjusted for non-controlling interests. The Distributable Cash Flow of Cheniere’s subsidiaries is calculated by taking the subsidiaries’ EBITDA less interest expense, net of capitalized interest, taxes, maintenance capital expenditures and other non-operating income or expense items, and adjusting for the effect of certain non-cash items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, amortization of debt issue costs, premiums or discounts, impairment of equity method investment and deferred taxes. Cheniere’s Distributable Cash Flow includes 100% of the Distributable Cash Flow of Cheniere’s wholly-owned subsidiaries. For subsidiaries with non-controlling investors, our share of Distributable Cash Flow is calculated as the Distributable Cash Flow of the subsidiary reduced by the economic interest of the non-controlling investors as if 100% of the Distributable Cash Flow were distributed in order to reflect our ownership interests and our incentive distribution rights, if applicable. The Distributable Cash Flow attributable to non-controlling interests is calculated in the same method as Distributions to non-controlling interests as presented on our Consolidated Statements of Stockholders’ Equity (Deficit) in our Forms 10-Q and Forms 10-K filed with the Securities and Exchange Commission. This amount may differ from the actual distributions paid to non-controlling investors by the subsidiary for a particular period.

We believe Distributable Cash Flow is a useful performance measure for management, investors and other users of our financial information to evaluate our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be considered for deployment by our Board of Directors pursuant to our capital allocation plan, such as by way of common stock dividends, stock repurchases, retirement of debt, or expansion (growth) capital expenditures1. Distributable Cash Flow is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We have not made any forecast of net income (loss) on a run-rate basis, which would be the most directly comparable measure under U.S. GAAP, in part because net income (loss) includes the impact of derivative transactions, which cannot be determined at this time, and we are unable to reconcile differences between run-rate Distributable Cash Flow and net income (loss).
Contacts
Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Randy Bhatia	713-375-5479
Bernardo Fallas	713-375-5593
1     Capital spending for our business consists primarily of:
•Maintenance capital expenditures. These expenditures include costs which qualify for capitalization that are required to sustain property, plant and equipment reliability and safety and to address environmental or other regulatory requirements rather than to generate incremental distributable cash flow; and
•Expansion capital expenditures. These expenditures are undertaken primarily to generate incremental distributable cash flow and include investment in accretive organic growth, acquisition or construction of additional complementary assets to grow our business, along with expenditures to enhance the productivity and efficiency of our existing facilities.